UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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DENNY’S CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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203 East Main Street
Spartanburg, South Carolina 29319
April 9, 2015
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m., local time, on Thursday, May 21, 2015, at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina 29319. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.
The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.
Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby
Board Chair

___________________
NOTICE OF MEETING
___________________
Spartanburg, SC
April 9, 2015
The Annual Meeting of Stockholders of Denny’s Corporation will be held at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina 29319 on Thursday, May 21, 2015 at 9:00 a.m., local time, for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the ten (10) nominees named in the accompanying Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 30, 2015;

3.	To vote on a non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.
Only holders of record of Denny’s Corporation common stock at the close of business on March 24, 2015 will be entitled to notice of, and to vote at, the meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting. For directions to the meeting, please visit our website at www.dennys.com or call (864) 597-8000.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015
The Proxy Statement and the 2014 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2015.

By order of the Board of Directors

J. Scott Melton
Assistant General Counsel, Corporate Governance Officer and Secretary

Proxy Statement Table of Contents

__________________
PROXY STATEMENT
__________________
April 9, 2015
GENERAL

Introduction
The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Thursday, May 21, 2015, at 9:00 a.m., local time, at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina 29319 (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns, in that substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc.

Stockholder Voting
You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 24, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be made available to each such stockholder beginning on or about April 9, 2015.

Voting by Proxy
To vote by proxy, you must either properly execute and return (prior to the Annual Meeting) the proxy card, or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the ten (10) nominees to the Board, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 30, 2015, and (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.
If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the date of the Annual Meeting at the Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 7:00 p.m. Eastern Time on Wednesday, May 20, 2015.

Voting in Person
To vote at the Annual Meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the Annual Meeting. For directions to the Annual Meeting, please visit our website at www.dennys.com or call (864) 597-8000.

Voting Requirements
At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, 84,773,692 shares of Common Stock were issued, outstanding and entitled to be voted at the Annual Meeting.

Equity Security Ownership

Principal Stockholders
The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 24, 2015, unless otherwise indicated, to own more than 5% of the outstanding shares of Common Stock. As of March 24, 2015, 84,773,692 shares of the Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Avenir Corporation
1775 Pennsylvania Avenue NW, Suite 650 Washington, DC 20006	9,713,115	(1)	11.5%
T. Rowe Price Associates, Inc.
100 E. Pratt Street Baltimore, MD 21202	6,540,212	(2)	7.7%
Keeley Asset Management Corp.
(and related entities) 111 West Jackson Blvd., Suite 810 Chicago, IL 60604	5,592,007	(3)	6.6%
Black Rock, Inc.
(and related entities) 40 East 52nd Street New York, NY 10022	5,280,944	(4)	6.2%
Brown Advisory Incorporated
(and related entities) 901 South Bond Street, Suite 400 Baltimore, MD 21231	4,502,844	(5)	5.3%
_________

(1)
Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2015, Avenir Corporation, an investment adviser, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.

(2)
Based upon the Schedule 13G filed with the SEC on February 12, 2015, T. Rowe Price Associates, Inc., an investment adviser, is the beneficial owner of 6,540,212 shares and has sole voting power with respect to 1,528,893 shares and sole investment power with respect to 6,540,212 shares.

(3)
Based upon the Schedule 13G/A filed with the SEC on February 9, 2015, Keeley Asset Management Corp. is the beneficial owner of 5,592,007 shares. Keeley Small Cap Value Fund may be deemed to be the beneficial owner of 3,004,350 shares and John L. Keeley, Jr. may be deemed to beneficially own 4,180 shares. Keeley Asset Management Corp. has sole voting power with respect to 5,345,677 of such shares and sole investment power with respect to 5,592,007 shares.

(4)
Based upon the Schedule 13G/A filed with the SEC on January 30, 2015, Black Rock, Inc., as a parent holding company, is the beneficial owner of 5,280,944 shares and has sole voting power with respect to 5,060,074 shares and sole investment power with respect to 5,280,944 shares.

(5)
Based upon the Schedule 13G filed with the SEC on October 10, 2014, Brown Advisory Incorporated, a parent holding company, is the beneficial owner of 4,502,844 shares, has sole voting power with respect to 4,463,043 shares and shared investment power with respect to 4,502,844 shares. Brown Advisory, LLC, an investment adviser, is the beneficial owner of 4,359,881 shares and has sole voting power with respect to 4,322,790 shares and shared investment power with respect to 4,359,881 shares. Brown Investment Advisory & Trust Company, a bank, is the beneficial owner of 142,963 shares and has sole voting power with respect to 140,253 shares and has shared investment power with respect to 142,963 shares. Aggregate beneficial ownership reported by Brown Advisory Incorporated is on a consolidated basis and includes beneficial ownership of its subsidiaries Brown Advisory, LLC and Brown Investment Advisory & Trust Company.

Management
The following table sets forth, as of March 24, 2015, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Gregg R. Dedrick	76,469	*
José M. Gutiérrez	54,227	*
George W. Haywood	55,044	*
Brenda J. Lauderback	132,346	*
Robert E. Marks	291,819	*
John C. Miller	691,622	*
Louis P. Neeb	112,058	*
Donald C. Robinson	122,121	*
Debra Smithart-Oglesby	300,894	*
Laysha Ward	85,977	*
F. Mark Wolfinger	1,057,721	1.2%
Christopher D. Bode	22,702	*
Stephen C. Dunn	81,982	*
Timothy E. Flemming	265,155	*
All current directors and executive officers as a group (16 persons)	3,504,586	4.0%
____________

*	Less than 1%.

(1)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 24, 2015) through the exercise of stock options: (i) Mr. Marks (56,700 shares), (ii) Ms. Smithart-Oglesby (56,700 shares), (iii) Mr. Wolfinger (492,000 shares), (iv) Mr. Miller (200,000 shares), (v) Mr. Flemming (174,000 shares), and (vi) all current directors and executive officers as a group (1,050,435 shares).

(2)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 24, 2015) through the conversion of either restricted stock units or deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Mr. Dedrick (26,516 shares), (ii) Mr. Gutiérrez (54,227 shares), (iii) Mr. Haywood (55,044 shares), (iv) Ms. Lauderback (132,346 shares), (v) Mr. Marks (137,414 shares), (vi) Mr. Neeb (112,058 shares), (vii) Mr. Robinson (122,121 shares), (viii) Ms. Smithart-Oglesby (178,663 shares), (ix) Ms. Ward (85,977 shares), and (x) all current directors and executive officers as a group (904,366 shares).

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2014 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,794,151	(1)	$3.17	3,028,426	(3)
Equity compensation plans not approved by security holders	200,000	(4)	3.89	827,589	(5)
Total	3,994,151		$3.26	3,856,015

_____________

(1)	Includes shares issuable in connection with our outstanding stock options, performance share awards and restricted stock units awards.

(2)	Includes the weighted-average exercise price of stock options only.

(3)
Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards under the Denny's Corporation 2012 Omnibus Incentive Plan (the "2012 Omnibus Plan").

(4)
Includes shares of Common Stock issuable pursuant to the grant or exercise of employment inducement awards of stock options and restricted stock units granted outside of the 2012 Omnibus Plan in accordance with NASDAQ Listing Rule 5635(c)(4).

(5)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the 2012 Omnibus Plan in accordance with NASDAQ Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS
Nominees for Election as Directors of Denny’s Corporation
As permitted under the By-laws of Denny’s Corporation (the “By-laws”), the Board has set ten (10) (reduced from eleven (11))as the number of directors as of May 21, 2015 to constitute the Board. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of ten (10) nominees to the Board. These nominees are: Gregg R. Dedrick, José M. Gutiérrez, George W. Haywood, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Donald C. Robinson, Debra Smithart-Oglesby, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2016 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) and the By-laws. Each nominee currently serves as a director. Mr. Neeb, currently a director, will not stand for re-election.
If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Restated Certificate of Incorporation and the By-laws.

Business Experience
The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Gregg R. Dedrick	56	Director of Denny's Corporation; co-founder of Whole Strategies, an organizational consulting firm (2009-2013); Executive Vice President of Yum Brands, Inc., an operator of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).	2010

José M. Gutiérrez	53
Director of Denny's Corporation; Senior Executive Vice President, Executive Operations, AT&T Services, Inc. (December 2014-present); President of AT&T Wholesale Solutions (2012-2014), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc, devoted to publishing and sales of Yellow and White Pages directory advertising; President of AT&T Global Enterprise Solutions (2008-2010), a unit of AT&T, Inc. focused on providing wireless, wireline, and mobility products and services for businesses worldwide; President and Chief Executive Officer of AT&T Southwest (2006-2008), a subsidiary of AT&T, Inc. providing telecommunication products and services to the southwestern United States.
			2013

George W. Haywood	62	Director of Denny's Corporation; Self-employed private investor (1998-present); Director, Corporate and High Yield Bond Investments, Moore Capital, a hedge fund management firm (1994-1998).	2011

Brenda J. Lauderback	64	Director of Denny's Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Robert E. Marks	63
Director of Denny's Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny's Corporation (2004-2006); Director of Trans World Entertainment Corporation and Terra Income Fund 6, a business development company specializing in making secured subordinated loans in the real estate field, and a member of the Board of Trustees of the Greenwich Library. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Marks & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.
			1998

John C. Miller	59	Director of Denny's Corporation; Chief Executive Officer and President of Denny's Corporation (2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-2011); President of Romano’s Macaroni Grill (1997-2004).	2011

Louis P. Neeb	75	Director of Denny's Corporation; Chairman of the Board of Directors of Mexican Restaurants, Inc., a restaurant company (1995-2010); Director and Chairman Emeritus of Mexican Restaurants, Inc. (2010-March 2014), Director of CEC Entertainment, Inc. (1994-February 2014).	2008

Donald C. Robinson	62	Director of Denny's Corporation; Retired; President and Chief Operating Officer of All Aboard Florida–Operations, LLC, a passenger high-speed rail company from Miami to Orlando, Florida (2013-December 2014); President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-2012); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Debra Smithart-Oglesby	60	Director of Denny's Corporation; Chair of the Board of Directors of Denny's Corporation (2006-present); Interim Chief Executive Officer of Denny's Corporation (June 2010-January 2011); President of O/S Partners, a private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). Director of Cedar Fair Entertainment Company and member of the Board of Trustees of Georgia Gwinnett College.	2003

Laysha Ward	47	Director of Denny's Corporation; Executive Vice President & Chief Corporate Social Responsibility Officer, Target Corporation (2014-present); President, Community Relations, Target Corporation (2008-2014); Vice President, Community Relations, Target Corporation (2003-2007).	2010

F. Mark Wolfinger	59	Director of Denny's Corporation; Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny's Corporation (2008-present); Executive Vice President, Growth Initiatives and Chief Financial Officer of Denny's Corporation (2006-2008); Chief Financial Officer of Denny's Corporation (2005-2008).	2011

Director Qualifications and Skills
We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our directors served in key management positions in a wide range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our Board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s Corporation, its stockholders and other stakeholders.
Set out below are the specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of Denny’s Corporation.
Gregg R. Dedrick – Mr. Dedrick has held various senior executive positions at KFC, Yum Brands, Pepsi-Cola and Pizza Hut with nearly 30 years of experience in operations and organizational resource planning in franchised-based consumer and restaurant systems. From 2003-2008 he served for five years as the President and Chief Concept Officer of KFC. During that time he led the revitalization of the brand including a refreshing of the logo, a new advertising campaign, a new restaurant design and multiple new products (among them were Snackers, Famous Bowls and the Grilled Chicken product). Prior to that he served in several senior leadership roles including five years as Executive Vice President of Yum Brands where he was responsible for several corporate staff functions (HR, IT, Shared Services) and was on the original executive team responsible for the design and execution of the “spin-off” of the company from PepsiCo in 1997. He is credited with being the architect of the culture and design of the new Yum organization.

Upon leaving his corporate career, Mr. Dedrick co-founded Whole Strategies, an organizational consulting firm, in 2009. He is a past Director at Summit Energy - a private energy company which was subsequently sold to Schneider Electric. He also serves on several non-profit boards. He has been a Director of Denny's Corporation since July 15, 2010 serving on the Audit Committee and as the Chairman of the Compensation Committee. Mr. Dedrick graduated with a Bachelor of Science degree from Cornell University in 1981.
José M. Gutiérrez – Mr. Gutiérrez, Senior Executive Vice President, Executive Operations, AT&T Services, Inc. currently serves as the Chief of Staff to the Chief Executive Officer & Chairman of AT&T.
A telecom executive with nearly 25 years of experience in the industry, Mr. Gutiérrez has successfully led a range of AT&T business units during his tenure with the company. Prior to December 2014, he served as President, AT&T Wholesale Solutions, where he was responsible for leading the organization that provides a full portfolio of industry-leading telecommunications solutions -- including end-to-end voice, data, mobility, IP, outsourcing and professional service solutions -- to wholesale customers in more than 150 countries. Additionally, Mr. Gutiérrez has served as President and CEO of AT&T Advertising Solutions, President of AT&T Global Enterprise Solutions, President and CEO of AT&T Southwest (also known as Southwestern Bell), and President of Industry Markets. He also has held other key leadership roles at the company, including Managing Director of Investor Relations, General Manager of the Texas Region of SBC Wireless, and Executive Director of Mergers and Acquisitions. Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant at KPMG.
Mr. Gutiérrez is a member of the Strategic Development Board at University of Missouri’s Trulaske College of Business, a member of the Missouri 100 Advisory Board and serves as the Co-Chairman of the National Campaign at the University of Missouri. He is Vice-Chairman of the Thompson Foundation for Autism and Neurodevelopmental Disorders and is a board member of the World Affairs Council.
Mr. Gutiérrez earned a Masters of Management from Kellogg Graduate School of Management at Northwestern University and a Bachelors and Masters of Accountancy from the University of Missouri. He also attended the Colegio Universitario de Estudios Financieros in Madrid, Spain.
George W. Haywood – Mr. Haywood is a self-employed private investor with over 20 years of experience as a financial entrepreneur. He has personally held over 5% ownership interests in 15 public companies advising many of them on governance and strategy as the largest individual investor. Prior to being self-employed, Mr. Haywood was the Director of Corporate and High Yield Bond Investments for Moore Capital Management, the world’s third-largest hedge fund. During this time, Mr. Haywood was responsible for managing a portfolio that consisted of high-yield bonds and investment-grade corporate bonds in excess of $1 billion, issued by a wide range of companies, domestic and foreign, across many different industries. Additionally, Mr. Haywood held three different positions (from 1982 to 1994) at Lehman Brothers, an investment banking firm, starting out as a Corporate Bond Trader, then as a Managing Director, head of corporate bond trading, and then as Managing Director and proprietary trader.

Mr. Haywood received his bachelor’s degree in Biology from Harvard University in 1974. He is currently a director of PingTone Communications, a private telecommunications company, and has formerly served as a director of XM Satellite Radio Inc. and Advanced Bionutrition Corp., a private biotechnology company.
Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Big Lots, Inc., Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Irwin Financial Corporation. Ms. Lauderback received her Bachelor of Science degree from Robert Morris University in 1972.
Robert E. Marks – Mr. Marks has more than 30 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982 – 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising capital, negotiating agreements, and sitting on the boards of directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.
Mr. Marks has more than 15 years of public company board of directors experience, derived from his service at Denny’s Corporation, Trans World Entertainment Corporation, a specialty retailer of entertainment products, and at Emeritus Corporation, a New York Stock Exchange, assisted living company based in Seattle with 2013 revenues of approximately $1.9 billion. During this time, he has served on the Audit and Finance, Compensation and Corporate Governance committees, as well as serving as the Chairman of the Board of Denny’s from 2004 to 2006. Also during this time, Mr. Marks headed up, from the Board of Directors’ perspective, the highly successful 2004 restructuring and refinancing at Denny’s Corporation, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.
Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a master’s degree in Business Administration with a concentration in finance and general management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received bachelor’s and master’s degrees in Economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa. In 2012, Mr. Marks was appointed to serve on the Stanford University Alumni Committee on Trustee Nominations, which is responsible for selecting members to the university’s board of trustees. Mr. Marks is also a director of Trans World Entertainment Corporation, an overseer of The International Rescue Committee, and formerly a member of the Board of Trustees of the Fisher House Foundation.
John C. Miller – Mr. Miller, as President and Chief Executive Officer for Denny’s Corporation, is responsible for leading the strategic direction of the Company. Mr. Miller joined the Company in February 2011 and is an accomplished restaurant industry veteran, bringing more than 30 years of restaurant operations and management experience to the Company. Prior to joining Denny’s, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International where he held numerous management positions, including President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s. Earlier in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas.
Donald C. Robinson – Mr. Robinson recently retired as the President and Chief Operating Officer for All Aboard Florida, the country’s first privately owned intercity passenger rail system that will connect South Florida to Orlando. Mr. Robinson was responsible for developing the operational functions for the passenger rail project, including the procurement of rolling stock and engagement of third-party operators. Prior to this, from 2006 to 2012, he was the President of Baha Mar Resorts, and was responsible for the design, development, construction, and the operational planning for this Nassau, Bahamas based development. The $3.4 billion development includes a management contract with several major hotel and resort companies and features 2,200 hotel rooms, a 50,000 square foot retail village, 200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.
Mr. Robinson received his bachelor’s degree in Microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La-Valle, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.
As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating that $4 billion project.
While in Hong Kong, Mr. Robinson served on the board of directors of Hong Kong International Theme Parks Limited and while in the Bahamas he was an executive director of the Nassau Paradise Island Promotion Board. He currently serves on a local advisory board of BB&T in Orlando, Florida.
Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners, which provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail industries. She served as Interim Chief Executive Officer of Denny’s Corporation from June 2010 through January 2011. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999 Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for the automotive dealership retailer and consolidator that generated $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997), as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for the company with sales of $1.8 billion and more than 800 locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.
Ms. Smithart-Oglesby earned a master’s in Business Administration from Southern Methodist University and has a bachelor’s degree in Accounting from the University of Texas at Arlington. She has served on the board of directors of CFO magazine and as a member of its editorial advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the board of directors of the Family Place, and the Advisory Board of the University of Texas at Dallas. Ms. Smithart-Oglesby currently serves as a director of Cedar Fair Entertainment Company and as a member of the Board of Trustees of Georgia Gwinnett College.
Laysha Ward – Ms. Ward is an experienced senior executive with a track record of innovative leadership with a competitive Fortune 50 company. As Executive Vice President, Chief Corporate Social Responsibility Officer and a member of Target's leadership team, Ms. Ward oversees corporate social responsibility, helping the company create shared value through sustainability, corporate philanthropy, cause marketing, volunteerism, ethical business practices, stakeholder engagement and other activities that protect and enhance Target's reputation.
Ms. Ward began her career with Target in 1991 as a member of the store sales and management team of Marshall Fields in Chicago, where her responsibilities included handling corporate contributions, community initiatives, employee volunteerism and United Way campaign activities for Illinois, Ohio and Wisconsin Fields stores. She was named Director of Community Relations in 2000 and was promoted to Vice President of Community Relations and the Target Foundation in 2003. In 2008, President Bush nominated and the U.S. Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grantmaker for volunteering and service. Later that year, she was promoted to President of Community Relations and the Target Foundation. She also serves on the board of directors of the Executive Leadership Council and the Latinos and Society Advisory board, is a member of Alpha Kappa Alpha Sorority and The Links, an international women's service organization.
Ms. Ward received a Bachelor of Arts in Journalism from Indiana University and a master’s degree in Social Services Administration from the University of Chicago. She has demonstrated an ability to lead through rapid change, solve problems and build innovative community programs while collaborating with internal and external partners to support organizational goals and objectives. Her core skills are in communications, branding to enhance corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning.
F. Mark Wolfinger – Mr. Wolfinger, as Denny’s Corporation’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer is responsible for the overall financial direction of the Company, including planning and analysis, as well as development and strategic alternative delivery initiatives, Information Technology and Legal. Mr. Wolfinger joined the Company in 2005, bringing a wealth of retail and restaurant experience as well as strategic and financial knowledge that help strengthen the brand and solidify the Company’s capital structure. Mr. Wolfinger previously served as Chief Financial Officer for Danka Business Systems and has held senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group (operators of Bennigan’s, Ponderosa Steakhouse and Steak &

Ale restaurants), and the Grand Metropolitan PLC. Mr. Wolfinger received a bachelor’s degree in Economics and English from Denison University and a master’s degree in Business Administration in Finance from The Amos Tuck School at Dartmouth College.
Director Term Limits and Retirement Age
We do not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits that result from a continued focus on the Company’s business, strategy and industry over a significant period of time. Each individual’s performance and continued contribution will be assessed by the Corporate Governance and Nominating Committee in connection with any renomination determination.
Early in 2014, the Board amended the Company’s Corporate Governance Policy to adopt a standard retirement age of 75 for directors. It is the general policy of the Corporate Governance and Nominating Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board, however, may waive the mandatory retirement age for a specific director in its sole discretion.
Corporate Governance
The Board has determined that, except as noted immediately below, each current member of the Board is independent under the NASDAQ listing standards and the rules and regulations promulgated by the SEC. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent.
There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Dedrick, Gutiérrez, Haywood, Marks, and Neeb, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Lauderback and Smithart-Oglesby and Messrs. Dedrick, Neeb, and Robinson, with Mr. Dedrick serving as chair. Mss. Lauderback, Smithart-Oglesby and Ward and Messrs. Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.
Set forth below is information regarding each committee of the Board.

Audit and Finance Committee
Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held nine (9) meetings in 2014, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, the Company’s compliance officer, management and the Board. The Audit Committee has a written charter. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards and the rules and regulations promulgated by the SEC.

Audit Committee Financial Experts. The Board has determined that at least three Board members currently serving on the Audit Committee, Louis P. Neeb, Robert E. Marks and George W. Haywood, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds. Mr. Neeb has more than 40 years of corporate leadership experience as an executive officer and board chair for various public and private enterprises evaluating and analyzing financial statements (of the same or greater complexity as the Company’s). Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 20 years of work in private equity investments, serving more than 15 different industries. Mr. Haywood has over 30 years of experience analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s) in connection with his private investment and portfolio management experience.
Audit Committee Report. The Audit Committee fulfilled its responsibilities under and remained in compliance with the Audit Committee charter during the fiscal year ended December 31, 2014.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•
The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees of the Public Company Accounting Oversight Board (“PCAOB”).

•
The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•
Based on and in reliance on the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit and Finance Committee
Robert E. Marks, Chair
Gregg R. Dedrick
José M. Gutiérrez
George W. Haywood
Louis P. Neeb

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held four (4) meetings in 2014, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short-term and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, (vi) overseeing the Company’s stock ownership guidelines, and (vii) overseeing the Company’s various benefit plans. Where necessary to comply with the provisions of Section 162(m) of the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934, or other government rules or regulations, the Committee, in its sole discretion, has the power to delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee has a written charter. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged independent consultants Towers Watson (through August 2014) and Pearl Meyer (from September 2014 to present) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and the restaurant industry as a guide in determining the appropriate level of director and executive officer compensation. The Compensation Committee assessed the independence of Towers Watson and Pearl Meyer in their capacity as the compensation consultant to the Compensation Committee pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Towers Watson or Pearl Meyer from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered the recommendation of the Chief Executive Officer of Denny’s Corporation (the “CEO”) with respect to compensation levels of executive officers other than the CEO. When making compensation decisions, the Compensation

Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and Towers Watson (in 2014) and Pearl Meyer (in early 2015). Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites, and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.
The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.
Compensation Risk Assessment. For 2014, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and the findings were reviewed and discussed with the committee. Specifically, the Company’s incentive plans were evaluated against a set of indicators that included pay mix, performance metrics, target setting/pay determination, and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.
Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 31, 2014: Gregg R. Dedrick, Donald C. Robinson, Brenda J. Lauderback, Louis P. Neeb and Debra Smithart-Oglesby. Other than Ms. Smithart-Oglesby, who served as our Interim Chief Executive Officer from June 8, 2010 until January 31, 2011, none of the members of the Compensation Committee were officers or employees of the Company during 2014 or anytime prior thereto. During 2014, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in this Proxy Statement.

Compensation and Incentives Committee
Gregg R. Dedrick, Chair
Brenda J. Lauderback
Louis P. Neeb
Donald C. Robinson
Debra Smithart-Oglesby
Corporate Governance and Nominating Committee
Summary of Responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held five (5) meetings in 2014, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education, reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures, monitoring and overseeing the Corporate Social Responsibility (CSR) program of the Company which includes receiving periodic reports regarding the Company’s CSR efforts and initiatives, and monitoring and receiving periodic reports regarding the Company’s minority hiring and diversity promotional initiatives. All members of the Governance Committee are independent within the meaning of the NASDAQ listing standards and the rules and regulations promulgated by the SEC. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities please refer to the Governance Committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.
The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.
Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 11, 2014 (120th day before the first anniversary of the date of release of the 2014 Proxy Statement).
In addition, in accordance with the By-laws, stockholders may directly nominate persons for election to the Board at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the By-laws. Please see the “Other Matters – 2016 Stockholder Proposals” section elsewhere in this Proxy Statement for more information.
The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.
Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.
The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—
whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—
whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards and SEC rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.
The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the Governance Committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company did not pay fees to a professional search firm to help identify and evaluate potential nominees for director for 2015.
Board Diversity. The Governance Committee and Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.
Board Leadership Structure and Risk Oversight
Over the past fourteen years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. Ms. Smithart-Oglesby now serves solely as Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. Consequently, during the seven-month period referenced above, Mr. Neeb, as an independent director, was appointed by the Board to serve as the Lead Director. Pursuant to the Company's Corporate Governance Policy, a Lead Director's responsibilities include: (i) regularly meeting (by phone or in person) with the CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members. Our Board has determined that its current structure, with separate CEO and Board Chair roles and an independent Lead Director, if necessary, is in the best interests of the Company and its stockholders at this time.
The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.
Board Meeting Information
During 2014, there were seven (7) meetings of the Board. Each director serving on the Board in 2014 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year.
Communications Between Security Holders and Board of Directors
Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices set forth above, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual director(s) being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.
Board Member Attendance at Annual Meetings of Stockholders
It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All of the directors attended the 2014 annual meeting of stockholders, with the exception of Mr. Wolfinger.
Director Compensation
For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2015, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.
2014 and 2013 Audit Information
KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 25, 2013 and December 31, 2014. The fees billed in the fiscal years ended December 25, 2013 and December 31, 2014 for KPMG’s services to the Company were as follows:

	Year ended		Year ended
	December 25, 2013		December 31, 2014
Audit Fees	$610,000	(1)	$628,750	(2)
Audit-Related Fees	85,000		81,000
Tax Fees	—		32,000
All Other Fees	—		—
Total Fees	$695,000		$741,750
_____________

(1)	Includes additional billing of $30,000 related to the 2012 audit.

(2)	Includes additional billing of $13,750 related to the 2013 audit.

In the above table, in accordance with applicable SEC rules:

•
“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•
“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm for any services not included in the first three categories above.
The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.
Audit Committee’s Pre-approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled Audit Committee meetings. The Chair will report any such decisions at the Audit Committee’s next scheduled meeting. In 2014, the services described above were pre-approved by the Audit Committee pursuant to the policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR 2015.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.
It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.
In addition, the Board has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.
Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.
We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This is an overview and analysis of the compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2014. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2014:

•	John C. Miller, our President and Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Christopher D. Bode, our Senior Vice President and Chief Operating Officer

•	Stephen C. Dunn, our Senior Vice President, Global Development

•	Timothy E. Flemming, our Senior Vice President, General Counsel and Chief Legal Officer
Executive Summary
Our Business. We are the franchisor and operator of one of America’s largest franchised full-service restaurant chains. As of December 31, 2014, the Denny’s brand consisted of 1,702 restaurants, 1,541 (91%) of which were franchised/licensed restaurants and 161 (9%) of which were company operated.
2014 Performance Highlights. At the core of our compensation philosophy and strategy are the goals of compensating and rewarding our executives for performance that is aligned with the Company’s strategic objectives and creating value for our stockholders. Our 2014 Company performance highlights(2) include:

◦	Domestic system-wide same-store sales increased 2.8%, comprised of a 2.5% increase at domestic franchised restaurants and a 4.2% increase at company restaurants.

◦	Opened 38 system restaurants, including six international locations, and three non-traditional locations.

◦	Completed 171 remodels including 44 at company restaurants.

◦	Adjusted EBITDA(1) of $82.5 million, an increase of $5.7 million over the prior year.

◦	Adjusted Income Before Taxes(1) of $55.3 million, an increase of 12.4% over the prior year.

◦	Adjusted Net Income per Share(1) of $0.37, an increase of 18.3% over the prior year.

◦	Net Income increased by 33.2% over the prior year to $32.7 million.

◦	Generated $48.5 million of Free Cash Flow(1) after remodel investments at Company restaurants.

◦	Repurchased 5.3 million shares of Common Stock for $36.0 million.
_____________________

(1)
Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

(2)
We had a 53 week year in 2014, which impacts the comparison of our financial information to the prior year periods. We estimate that the additional operating week added approximately $8.3 million of company restaurant sales and $2.4 million of franchise and license revenue and resulted in approximately $0.6 million of additional general and administrative expenses, $3.6 million of additional operating income and $2.2 million of additional net income.

2014 Compensation to Our Executive Officers and Recent Incentive Payout History Reflect Our Performance. Performance goals were achieved above target levels under our 2014 Corporate Incentive Plan (“CIP”) with respect to all but one of the following plan metrics: Franchised Same-Store Sales, Company Same-Store Sales, System-Wide Guest Satisfaction, and Adjusted Income Before Taxes, resulting in a slightly above target payout to our named executive officers. We believe our continued strong performance in 2014, as highlighted above, is consistent with the steady increases our stock price experienced in 2014 and over the past several years. The Company’s total shareholder return ("TSR", the sole metric utilized under our 2012, 2013 and 2014 Long-Term Incentive (“LTI”) programs) was in the 71st percentile compared to our peer group for the three-year period ending December 31, 2014, resulting in payouts to our named executive officers for the LTI cycle ending in 2014 of 153.5% of target amounts. The 2014 CIP metric Adjusted Income Before Taxes was $55.3 million, a 12.4% increase over 2013 that resulted in payouts between target and maximum levels to participants. These two metrics are highlighted in the two charts below. They represent the financial metrics utilized in our incentive plans and reflect the overall health of the Company. We believe the achievement of these metrics and the resulting payouts demonstrate a strong link between our pay and our performance.

2014 Compensation Decisions. Compensation decisions for 2014 continued to be consistent with our capital allocation strategy over the longer-term, as reflected by the adjustment to the mix of long-term incentive awards and the elimination of stock option awards in 2012, which was continued in 2013 and 2014. The 2014 LTI program consisted of a mix of 50% performance shares and 50% performance cash awards, all of which are contingent on our TSR relative to our industry peers. We adjusted the CIP for 2014 by splitting the System-Wide Same-Store Sales metric utilized in 2013 into two metrics - Franchised Same-Store Sales (weighted at 15% of the target award) and Company Same-Store Sales (weighted at 25% of the target award). The 2014 program maintained the other two performance metrics utilized in 2013 (System-Wide Guest Satisfaction and Adjusted Income Before Taxes), but adjusted the weighting of the System Wide Guest Satisfaction metric from 20% to 10% of the target award and maintained the weighting of the Adjusted Income Before Taxes metric at 50% of the target award.
In February 2014 the Compensation Committee approved a special, one-time award of cash ($40,000) and shares of Common Stock (10,000) to Mr. Bode in recognition of his contributions since joining the Company in March 2011 and in acknowledgment of the fact that because he joined our Company in March 2011, he was ineligible for participation in the 2011 LTI program by approximately six weeks, thus missing out on the stock and cash earned by his peers for the 2011 - 2013 LTI performance period.
Our Pay Governance Reflects Best Practices. The Company has diligently listened to its stockholders and monitors and adopts best practices in its pay governance. We believe the following compensation and pay governance practices reflect a “best practices” approach to pay governance and are integral parts of the Company’s compensation philosophy:
Our Executive Compensation Practices (What We Do):

◦	Stock ownership guidelines (amended and restated for 2015) have been adopted for each of the Company’s executive officers and directors.

◦	A compensation clawback policy is applicable to the Company’s executive officers and other key employees.

◦	A majority of named executive officer compensation is performance-based.

◦	Equity awards to newly-hired executives typically consist of performance-based restricted stock units that vest based on stock price increases.

◦
Severance benefits following a change-in-control, including equity awards, have a “double-trigger” acceleration provision, which requires both a change in control and a qualifying termination within a specified period following the change in control.

Executive Compensation Practices Not Implemented (What We Don’t Do):

◦	No special retirement benefits are provided to executive officers other than participation in a 401(k), pension or nonqualified deferred compensation plan (on the same basis as other employees).

◦	No tax gross-ups are provided, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program.

◦	No employment agreements are utilized for executive officers and other key employees.

◦
Through the Company’s anti-hedging policy, executive officers and directors are prohibited from engaging in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation
At the 2014 annual meeting of stockholders, 99.7% of the shares cast approved the compensation of the Company’s named executive officers, as discussed and disclosed in the 2014 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices have strong stockholder support.
In light of the strong stockholder support of the compensation paid to our executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation. While we did not make changes to our executive compensation programs for 2015 directly as a result of the vote outcome, we did make some changes to our executive compensation programs for 2015 as described further herein. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.
At the 2011 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Compensation Objective and Design
The Compensation Committee has developed compensation programs for the Company’s executive officers with guidance and analysis from its independent consultants, Towers Watson (through August 2014) and Pearl Meyer (from September 2014 to present). The overall design objectives of our compensation programs are to attract, develop, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Compensation Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices.
The Company’s reward strategy is designed to be integrated across different timeframes, performance metrics and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the fiscal year. Longer-term equity vehicles reward executives for stock price performance relative to the Company’s restaurant peer group over a three-year period.
During 2014, executive officers were provided with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus), (iii) long-term equity incentives, and (iv) other benefits and limited perquisites. Each of these compensation elements is described and analyzed in further detail in the tables and narrative that follow. Additionally, under limited circumstances, discretionary bonuses and other awards are utilized to recognize individual performance or for inducement during the hiring process. Although no discretionary bonuses or other awards were granted to executive officers in 2014, other than the special award granted to Mr. Bode (as further described in the Executive Summary - 2014 Compensation Decisions section of this Compensation Discussion and Analyisis), such awards are intended to reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation.

Compensation Element	Description	Objectives/ Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide competitive compensation for day-to-day responsibilities and performance	Salary levels are based on individual performance sustained over a substantial period of time

Annual Cash Incentives (CIP or Bonus)	Cash payments based on the Company’s achievement of certain financial and operating performance targets	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance

Long-Term Incentive Compensation	Performance shares and target performance cash awards which vest based on the Company’s total shareholder return (TSR) vs. peer companies’ TSR	Directly align executive interests with the long-term success of the Company (as measured by stock price appreciation) and provide incentive for key leadership talent to remain with the Company	Performance grants vest over a 3-year period providing an aligned, long-term link to stock price performance

Benefits and Perquisites	Retirement, health and other benefits designed to provide financial safeguards to executives. Perquisites such as telecom allowances that have a direct business use
Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent
Most benefits are provided to all salaried employees on essentially the same terms, so there is no direct performance linkage

Use of Market Data and Peer Groups
To assist in evaluating and determining competitive levels of compensation for the various elements of pay in 2014, the Compensation Committee reviewed and considered various sources of data which included:

•
Published compensation surveys from the Chain Restaurant Total Rewards Association (covering the chain restaurant industry) and Towers Watson U.S. CDB General Industry Executive Database, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•	Additional data on long-term incentive opportunities in the hospitality, restaurant and retail industries, for a general understanding of current compensation practices.

•
Data from proxy statements collected and analyzed from a peer group of 20 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

BJ’s Restaurants, Inc.	DineEquity, Inc.	Papa John’s International, Inc.
Bob Evans Farms, Inc.	Domino’s Pizza, Inc.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	Dunkin' Brands Group, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Einstein Noah Restaurant Group, Inc.	Sonic Corp.
The Cheesecake Factory Incorporated	Jack in the Box Inc.	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Krispy Kreme Doughnuts, Inc.	The Wendy’s Company
Cracker Barrel Old Country Store, Inc.	Panera Bread Company

The peer group above includes public restaurant companies which are similar to the Company in terms of revenue, system-wide sales, geographic coverage, and mix of franchised and corporate-owned stores. The Compensation Committee believes that this peer group presents an accurate picture of industry practices. We use data from the peer group to assess market practices for executive pay, the use and mix of pay devices, and perquisites and benefits.
The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and aligned with survey based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for the applicable year or period. The Compensation Committee annually analyzes tally sheets for each executive officer (as further described in the “Compensation and Incentives Committee” section on page 10 of this Proxy Statement). This review helps ensure that (i) executive compensation decisions are aligned with stockholder interests, (ii) termination provisions are appropriate and aligned with market practices, and (iii) the value of executive share holdings and unvested incentives track changes in stockholder value.
Base Salary
How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market salary information, experience, tenure with the Company, individual performance and internal pay equity. The Compensation Committee annually reviews the performance of executive officers and scope of responsibility to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and peer proxy data.
Salary Adjustments for 2014. The annual reviews of performance of executive officers resulted in adjustments to the base salaries of named executive officers for 2014 that included an increase for Mr. Wolfinger from $490,000 to $525,000, an increase for Mr. Bode from $285,000 to $300,000, and an increase for Mr. Dunn from $285,000 to $300,000. Additionally in October of 2014, in connection with his promotion to Senior Vice President, Chief Operating Officer, Mr. Bode's base salary was increased from $300,000 to $330,000. Also in October 2014, the base salary of Mr. Flemming was increased from $325,000 to $335,000.
Annual Cash Incentives
2014 Corporate Incentive Plan
Overview. For the 2014 fiscal year, the Compensation Committee adopted the Company’s 2014 Corporate Incentive Program (the “2014 CIP”), which provided our non-field management and staff, including each of our named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The 2014 CIP includes Adjusted Income Before Taxes as a performance metric, which has been utilized in our annual incentive bonus programs since 2009. The 2014 CIP also includes the metric of System-Wide Guest Satisfaction, which was first used in the 2012 CIP to emphasize the importance of delivering a consistent positive guest experience in our restaurants. It is designed to track the achievement of overall guest satisfaction, as compiled by an independent customer experience research firm through surveys of the Company’s guests that rate the guests’ dining experience based on various service factors such as speed, taste, attentiveness, and restaurant atmosphere. Additionally, the structure for the 2014 CIP was adjusted from 2013 by splitting the System-Wide Same Store Sales metric utilized in 2013 into two metrics - Franchised Same-Store Sales and Company Same-Store Sales.
Target Incentive Opportunities. Under the 2014 CIP, a participant was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our restaurant peer group. The Target Awards for 2014 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were 100%, 90%, 60%, 60% and 60% of their respective base salaries.
Performance Goals for 2014 Incentives. As noted above, the payouts under the 2014 CIP are earned by participants based on the Company’s achievement of pre-established goals under four performance criteria: (i) Same-Store Company Sales; (ii) Same-Store Franchised Sales, (iii) System-Wide Guest Satisfaction; and (iv) Adjusted Income Before Taxes. The amount of actual bonus earned could range from 0% of the Target Award, if certain threshold goals are not met, to a maximum of 150% of the Target Award (for each metric except System-Wide Guest Satisfaction, which is capped at 10%) if targeted goals are exceeded. The performance goals and the levels of associated payouts for 2014 were as follows:

	At Threshold		At Target		At Maximum
	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)

Company Same-Store Sales ...........................	+1.0%	12.5%	+3.5%	25%	+7.0%	37.5%
Franchised Same-Store Sales	0.0%	7.5%	+2.3%	15%	+6.0%	22.5%
System-Wide Guest Satisfaction	Various(2)	5.0%	Various(3)	10%	N/A	10.0%
Adjusted Income Before Taxes(4)	$49.2MM	25.0%	$53.0MM	50%	$63.6MM	75.0%
Total(5)		50%		100%		145%
____________

(1)	As a percentage of a participant’s Target Award.

(2)
Performance goal at threshold based upon the achievement of the following targeted quarterly percentages of surveyed guests who express overall guest satisfaction: Q1 - 68.50%, Q2 - 69.50%, Q3 - 70.00%, and Q4 - 71.00%.

(3)
Performance goal at target based upon the achievement of the following targeted quarterly percentages of surveyed guests who express overall guest satisfaction: Q1 - 69.50%, Q2 - 70.50%, Q3 - 71.00%, and Q4 - 72.00%.

(4)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation. Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

(5)	Actual results that fell between Threshold, Target, and Maximum performance levels were interpolated to compute payout amounts.
2014 Performance Results. Based upon actual 2014 performance results, (i) achievement of the performance goal relating to Company Same-Store Sales was between target and maximum levels resulting in a payout of 27.5% of each participant's total Target Award; (ii) achievement of the performance goal relating to Franchised Same-Store Sales was slightly above target levels resulting in a payout of 15.4% of the Target Award; (iii) achievement of the performance goal relating to Guest Satisfaction was below the target level (there being no threshold or maximum levels for this metric), resulting in a 3.1% payout of the Target Award; and (iv) achievement of the performance goal relating to Adjusted Income Before Taxes was between target and maximum levels, resulting in a payout of 55.4% of the Target Award. As a result, a total payout of 101.4% of each individual’s total Target Award was earned for 2014.
Considering the performance results described above as compared to the threshold and target levels of expected performance, the Compensation Committee approved incentive awards for the named executive officers equal to 101.4% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout of each 2014 CIP metric, and (ii) the total target opportunity and annual target award, as well as the actual payout to each of the named executive officers under the 2014 CIP.

2014 CIP Metric	Actual Results	Payout %(1)
Company Same-Store Sales	+2.5%	15.4%
Franchised Same-Store Sales	+4.2%	27.5%
System-Wide Guest Satisfaction	Various(3)	3.1%
Adjusted Income Before Taxes(2)	$55.3MM	55.4%
Total All Metrics		101.4%

___________

(1)	As a percentage of participant’s annual Target Award

(2)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation. Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

(3)
Each of the targeted quarterly percentages of surveyed guests who express overall guest satisfaction was achieved in 2014 with actual results as follows: Q1 – 68.30%, Q2 – 70.00%, Q3 – 70.00% and Q4 – 69.60%.

Executive Officer	Target Opportunity(1)	Annual Target Award(2)	Actual Payout(3)
John C. Miller	100%	$750,000	$760,500
F. Mark Wolfinger	90%	$472,500	$475,430
Christopher D. Bode	60%	$198,000	$184,837
Stephen C. Dunn	60%	$180,000	$181,467
Timothy E. Flemming	60%	$201,000	$198,854
Total			$1,801,088
__________

(1)	As a percentage of participant’s base salary.

(2)	Reflects changes to the base salaries of Messrs. Wolfinger, Bode, Dunn and Flemming during 2014 pursuant to the terms of 2014 CIP.

(3)
Actual payout amounts reflect prorated adjustments to target awards pursuant to the terms of 2014 CIP as a result of changes to the base salaries of Messrs. Wolfinger, Bode, Dunn and Flemming during 2014.

Changes to CIP Structure for 2015. The structure of the CIP was adjusted for 2015 by removing the Guest Satisfaction performance metric and replacing it with a modifier of +/- 20% of a participant’s annual earned bonus based upon under or over performance with respect to a Guest Traffic metric. Additionally, the weightings of the 2015 CIP performance metrics (Adjusted Income Before Taxes, Company Same-Store Sales, and Franchised Same-Store Sales) were adjusted to 60%, 25%, and 15%, respectively.
Long-Term Incentive Compensation
In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders,

(iii)	Offer competitive awards aligned with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

Long-Term Incentive Design for 2014. For fiscal year 2014, the Compensation Committee approved a Long-Term Incentive (“LTI”) structure that supports the Company’s strategic business goals, aligns with the interests of stockholders, and improves the competitiveness of the Company’s total executive compensation package. The LTI program design was modified in 2012, consistent with our capital allocation strategy over the longer-term, through an adjustment to the mix of awards and the elimination of stock option awards. Likewise, the 2014 LTI program as approved by the Compensation Committee consisted of a mix of 50% performance shares and 50% performance-based target cash awards with no stock options. Additionally, the maximum payout under the 2014 LTI program is 200% of target award levels.
Fiscal Year 2014 Long-Term Incentive Grants. The Compensation Committee generally makes LTI grants to selected employees, including the named executive officers, in the first quarter of each fiscal year, usually at the first Compensation Committee meeting of the year. The annual LTI grants made at the beginning of 2014 to the named executive officers and other eligible employees were comprised of two elements: performance shares and performance target cash awards. These two elements provide incentive for mid-term and long-term stockholder value creation in excess of peer company results, encourage executive retention, and promote stock ownership, while balancing share dilution and cash expenses.
For a description of LTI grants made to our named executive officers in 2014 see the “2014 Grants of Plan-Based Awards Table”.
Performance Shares and Performance Cash Awards. The 2014 annual LTI awards were comprised of performance shares and performance cash awards. The performance shares and performance cash awards will be earned based on the Company’s TSR over a three-year period relative to peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount.
Under the program, participants were awarded an incentive opportunity denominated as a target number of performance shares and a target performance cash award. Payouts of the 2014 LTI awards will be between 0% and 200% of the target awards based on the Company’s TSR ranking relative to the Company’s peer group (listed previously) over the three-year performance period beginning on December 26, 2013 and ending December 28, 2016 (the Company’s fiscal years 2014, 2015, and 2016). The performance shares and performance target cash awards will be earned and vested at the end of the performance period based on TSR performance. The performance shares convert to and are settled in shares of Common Stock on a one-for-one basis. The performance target cash awards are settled in cash. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:
TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price
The Company’s TSR performance ranking compared to its peer group at the end of the three-year performance period determines the payout level as shown below:

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	200%

_________

(1)	Payouts are interpolated between payout levels.

Changes to LTI Program Structure in 2015. The Compensation Committee approved changes to the structure of the Company's 2015 LTI Program that included (i) the addition of a financial performance metric (Adjusted EBITDA Growth) to the TSR performance metric currently utilized in the Company's LTI program, with both metrics being equally weighted, (ii) the reduction of the maximum payout available under the program from 200% to 150%, (iii) the elimination of the cash settlement portion of the LTI awards resulting in the LTI awards being settled 100% in shares of Common Stock, and (iv) the addition of retirement as a separate termination event under the program.

Benefits and Perquisites
In General. The Company’s executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, the named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a retirement plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401(k) retirement plan. The named executive officers also receive certain perquisites including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value, and are consistent with those of restaurant companies and other companies of similar size.
Retirement and Savings Plans
Pension Plan. The Company’s Pension Plan (i.e., the Advantica Pension Plan) was frozen to new participants on January 1, 2000 and for benefit accrual purposes on December 31, 2004. Only one named executive officer (Mr. Flemming) had accrued pension benefits under the plan. The majority of these benefits are held under an ancillary non-qualified plan due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”). There were no new benefit accruals to any of the named executive officers in 2014.
Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, our executives are not eligible to receive the Company’s matching contribution of up to 3% of compensation under the 401(k) Plan. Therefore, a non-qualified deferred compensation plan is offered to certain management level employees, including the named executive officers, to provide retirement benefits similar to those available to other Denny’s employees. The deferred compensation plan lets participants (i) defer up to 50% of salary and 100% of annual incentive bonus on a pre-tax basis, and (ii) receive a Company match on contributions up to 3%, which is the same match offered to all employees in the Company’s 401(k) plan. Deferral of compensation under the Company's Deferred Compensation Plan for Messrs. Miller, Wolfinger, Bode, Dunn, and Flemming is described further under the Nonqualified Deferred Compensation Table in this Proxy Statement.
Post-Termination Payments
In General. All of our executive officers participate in the Denny’s Corporation Amended and Restated Executive and Key Employee Severance Pay Plan (the “Severance Plan”). The Severance Plan was originally adopted in January 2008, later amended and restated on

January 25, 2011 and again on September 18, 2013. It provides severance payments and benefits to our executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment plus health benefits for 24 months. Two events must take place – a change in control of the Company and a qualifying associated termination – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation).
We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for Messrs. Miller, Wolfinger, Bode, Dunn, and Flemming are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Tax Considerations
Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. The 2014 CIP and the 2014 LTI program were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. During the 2014 fiscal year, the compensation paid to each of the named executive officers was fully deductible by the Company.
Compensation and Corporate Governance Best Practices
Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines were originally effective January 25, 2011, and later amended and restated as of January 1, 2014, and January 1, 2015.
Required stock ownership levels shall be the lesser of (1) a number of shares with an aggregate fair market value (based upon the current 50-day average Company stock price) equal to or greater than the value of an individual’s current base salary or annual cash Board retainer times his or her designated multiple set forth below, or (2) a number of shares fixed as of the latter of January 1, 2015 (the effective date of this Stock Ownership Guidelines Restatement and Amendment) or the date on which an individual becomes subject to these guidelines, as determined in the manner set forth below.
Required stock ownership/retention levels for directors and executive officers shall be based upon the following multiples:

(i)	for directors and CEO – 3 X annual cash board retainer/base salary

(ii)	for executive officers who are executive vice presidents – 2 X base salary

(iii)	for executive officers who are senior vice presidents – 1 X base salary

The fixed number of shares referenced above shall be calculated for each executive officer and director as of the latter of January 1, 2015 or the date on which an individual becomes subject to these guidelines, in the following manner:

Base Salary/Cash Board Retainer	X	Appropriate Multiple	/	200-Day Average Stock Price (based on the last 200 trading days prior to the later of the effective date of the guidelines or date an individual becomes subject to the guidelines)	=	Fixed Share Amount (number of shares)

Each executive officer and director will be expected to attain and thereafter maintain his or her required stock ownership level within five years from the latter of January 1, 2015 or the date on which an individual becomes subject to these guidelines. Any executive or director who has not attained and maintained his or her stock ownership level within the five-year compliance period will not be permitted to sell Company stock received from the Company until the required level is attained and maintained.
Compensation Clawback Policy. The Company has a compensation clawback policy for named executive officers and certain other senior officers that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than base salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee shall direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results if the Compensation Committee determines the benefit of doing so would meaningfully outweigh the associated costs and risks.

Anti-Hedging Policy. The Company has a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Summary Compensation Table
The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John C. Miller	2014	$750,000	$—	$703,035	(1)	$—	$1,509,150	(4)	$59,555	(7)	$3,021,740
President and	2013	738,462	—	968,415	(2)	—	573,750	(5)	31,474	(8)	2,312,101
Chief Executive Officer	2012	638,462	—	594,715	(3)	—	737,750	(6)	46,855	(9)	2,017,782

F. Mark Wolfinger	2014	520,961	—	240,210	(1)	—	851,505	(4)	44,132	(7)	1,656,808
Executive Vice President, Chief	2013	490,000	—	347,760	(2)	—	382,393	(5)	24,861	(8)	1,245,014
Administrative Officer and Chief	2012	490,000	—	298,870	(3)	—	505,445	(6)	35,081	(9)	1,329,396
Financial Officer

Christopher D. Bode	2014	303,808	—	74,970	(1)	—	275,556	(4)	11,300	(7)	665,634
Senior Vice President and
Chief Operating Officer

Stephen C. Dunn	2014	298,269	—	74,970	(1)	—	303,807	(4)	25,692	(7)	702,738
Senior Vice President,	2013	281,154	—	106,260	(2)	—	162,770	(5)	16,835	(8)	567,019
Global Development

Timothy E. Flemming	2014	326,846	—	81,090	(1)	—	344,372	(4)	26,811	(7)	779,119
Senior Vice President, General	2013	321,538	—	122,360	(2)	—	191,910	(5)	17,500	(8)	653,308
Counsel and Chief Legal Officer
____________

(1)
The 2014 amounts reflect the grant date fair value of performance shares granted pursuant to our 2014 Long-Term Performance Incentive Program (the “2014 LTPIP”). The $7.65 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 91,900, 31,400, 9,800, 9,800 and 10,600, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,406,070, $480,420, $149,940, $149,940 and $162,180 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. Additional information regarding the 2014 LTPIP can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 13, 2015.

(2)
The 2013 amounts reflect the grant date fair value of performance shares granted pursuant to our 2013 Long-Term Performance Incentive Program (the “2013 LTPIP”). The $8.05 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller, Wolfinger, Dunn and Flemming was 120,300, 43,200, 13,200 and 15,200, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,936,830, $695,520, $212,520 and $244,720 for Messrs. Miller, Wolfinger, Dunn and Flemming, respectively. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 10, 2014.

(3)
The 2012 amounts reflect the grant date fair value of performance shares granted pursuant to our 2012 Long-Term Performance Incentive Program (the “2012 LTPIP”). The $6.05 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller and Wolfinger was 98,300 and 49,400, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,189,430 and $597,740 for Messrs. Miller and Wolfinger, respectively. Details on the valuation and terms of this award can be found in Note 14 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 11, 2013.

(4)
The 2014 amounts include performance-based bonuses earned under the 2014 Incentive Program. Refer to the CD&A for more information regarding our annual cash incentive bonus program. The 2014 amount for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming also includes a cash award earned on December 31, 2014 under the 2012 LTPIP of $748,650, $376,075, $90,719, $122,340 and $145,518, respectively.

(5)
The 2013 amounts include performance-based bonuses earned under the 2013 Incentive Program. The 2013 amount for Messrs. Wolfinger, Dunn and Flemming also includes a cash award earned on December 25, 2013 under the 2011 LTPIP of $101,255, $31,955 and $42,735, respectively.

(6)
The 2012 amounts include performance-based bonuses earned under the 2012 Incentive Program. The 2012 amount for Mr. Wolfinger also includes a $88,332 cash award earned on December 26, 2012 under the 2010 LTPIP.

(7)
The 2014 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $45,315, $29,892, $14,392 and $15,771, respectively. The 2014 amounts also include the following perquisites: a car allowance of $13,200, $13,200, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively.

(8)
The 2013 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $17,234, $10,621, $6,741 and $7,666, respectively. The 2013 amounts also include the following perquisites: a car allowance of $13,200, $13,200, $8,794 and $8,794 for Messrs. Miller, Wolfinger, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Dunn and Flemming, respectively.

(9)
The 2012 amounts for Messrs. Miller and Wolfinger include Company contributions to their Company deferred compensation accounts of $32,614 and $20,841, respectively. The 2012 amounts also include the following perquisites: a car allowance of $13,200 and $13,200 for Messrs. Miller and Wolfinger, respectively and a telecom allowance of $1,040, and $1,040 for Messrs. Miller and Wolfinger, respectively.

2014 Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
John C. Miller		375,000	(1)	750,000	(1)	1,087,500	(1)	—		—		—		—	—	—	—
		421,875	(2)	843,750	(2)	1,687,500	(2)	—		—		—		—	—	—	—
	2/3/14	—		—		—		45,950	(3)	91,900	(3)	183,800	(3)	—	—	—	$703,035
F. Mark Wolfinger		236,250	(1)	472,500	(1)	685,125	(1)	—		—		—		—	—	—	—
		144,375	(2)	288,750	(2)	577,500	(2)	—		—		—		—	—	—	—
	2/3/14	—		—		—		15,700	(3)	31,400	(3)	62,800	(3)	—	—	—	$240,210
Christopher D. Bode		99,000	(1)	198,000	(1)	287,100	(1)	—		—		—		—	—	—	—
		45,000	(2)	90,000	(2)	180,000	(2)	—		—		—		—	—	—	—
	2/3/14	—		—		—		4,900	(3)	9,800	(3)	19,600	(3)	—	—	—	$74,970
Stephen C. Dunn		90,000	(1)	180,000	(1)	261,000	(1)	—		—		—		—	—	—	—
		45,000	(2)	90,000	(2)	180,000	(2)	—		—		—		—	—	—	—
	2/3/14	—		—		—		4,900	(3)	9,800	(3)	19,600	(3)	—	—	—	$74,970
Timothy E. Flemming		100,500	(1)	201,000	(1)	291,450	(1)	—		—		—		—	—	—	—
		48,750	(2)	97,500	(2)	195,000	(2)	—		—		—		—	—	—	—
	2/3/14	—		—		—		5,300	(3)	10,600	(3)	21,200	(3)	—	—	—	$81,090

(1)
Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2014 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.

(2)	Reflects threshold, target and maximum payout levels of performance-based cash awards that were granted pursuant to the 2014 LTI. Refer to the CD&A for more information regarding the 2014 LTI.

(3)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2014 LTI. Refer to the CD&A for more information regarding the 2014 LTI.

(4)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation - Stock Compensation.”

Outstanding Equity Awards at 2014 Fiscal Year-End Table
The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John C. Miller	200,000	(1)	—	$3.89	2/1/2021	—	—	—		—
	—		—	—	—	—	—	120,300	(7)	$1,240,293
	—		—	—	—	—	—	91,900	(8)	$947,489

F. Mark Wolfinger	26,100	(2)	—	$4.45	3/14/2016	—	—	—		—
	42,100	(3)	—	$4.61	3/6/2017	—	—	—		—
	126,600	(4)	—	$2.59	3/17/2018	—	—	—		—
	51,500	(5)	—	$1.67	3/31/2019	—	—	—		—
	150,000	(6)	—	$2.36	1/26/2020	—	—	—		—
	95,700	(1)	—	$3.89	2/1/2021	—	—	—		—
	—		—	—	—	—	—	43,200	(7)	$445,392
	—		—	—	—	—	—	31,400	(8)	$323,734

Christopher D. Bode	—		—	—	—	—	—	12,700	(7)	$130,937
	—		—	—	—	—	—	9,800	(8)	$101,038

Stephen C. Dunn	—		—	—	—	—	—	13,200	(7)	$136,092
	—		—	—	—	—	—	9,800	(8)	$101,038

Timothy E. Flemming	7,700	(2)	—	$4.45	3/14/2016	—	—	—		—
	15,300	(3)	—	$4.61	3/6/2017	—	—	—		—
	37,000	(4)	—	$2.59	3/17/2018	—	—	—		—
	43,600	(5)	—	$1.67	3/31/2019	—	—	—		—
	30,000	(6)	—	$2.36	1/26/2020	—	—	—		—
	40,400	(1)	—	$3.89	2/1/2021	—	—	—		—
	—		—	—	—	—	—	15,200	(7)	$156,712
	—		—	—	—	—	—	10,600	(8)	$109,286
______________

(1)	The options were granted on February 1, 2011 and vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(3)	The options were granted on March 6, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The options were granted on March 17, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(5)	The options were granted on March 31, 2009 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(6)	The options were granted on January 26, 2010 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(7)
Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2013 LTI and is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 200% of the target award) based on the total shareholder return of the Common Stock as compared to a peer group over a three-year performance period ending on December 30, 2015.

(8)
Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2014 LTI and is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 200% of the target award) based on the total shareholder return of the Common Stock as compared to a peer group over a three-year performance period ending on December 28, 2016. Additional information regarding the 2014 LTI can be found in the CD&A.

(9)	Reflects the value as calculated using the closing price of our Common Stock as of December 31, 2014 ($10.31).

2014 Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting
John C. Miller	—	—	150,891	(2)	$1,626,605	(2)

F. Mark Wolfinger	40,000	$174,010	—		$—
	—	—	75,829	(2)	817,437	(2)

Christopher D. Bode	—	—	18,267	(2)	$196,918	(2)

Stephen C. Dunn	168,200	$683,539	—		—
	—	—	24,560	(2)	$264,757	(2)

Timothy E. Flemming	20,000	$92,764	—		$—
	—	—	29,319	(2)	$316,059	(2)
______________

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans as follows:

Name	Options Exercised	Exercise Price	Exercise Date	Market Value Upon Exercise
F. Mark Wolfinger	20,000	$4.40	10/31/2014	$8.60
F. Mark Wolfinger	20,000	$4.40	11/7/2014	$8.90
Stephen C. Dunn	7,700	$4.45	7/31/2014	$6.91
Stephen C. Dunn	30,000	$2.42	7/31/2014	$6.91
Stephen C. Dunn	10,100	$4.61	7/31/2014	$6.91
Stephen C. Dunn	11,875	$1.67	7/31/2014	$6.91
Stephen C. Dunn	22,400	$2.59	7/31/2014	$6.91
Stephen C. Dunn	2,200	$1.67	8/1/2014	$6.85
Stephen C. Dunn	18,625	$1.67	8/4/2014	$6.76
Stephen C. Dunn	35,000	$2.36	8/4/2014	$6.76
Stephen C. Dunn	30,300	$3.89	8/4/2014	$6.76
Timothy E. Flemming	20,000	$2.42	9/12/2014	$7.06
______________

(2)
Reflects the amount of vested restricted stock units awarded to the named executive officer pursuant to our 2012 LTPIP. The restricted stock units were earned and vested on December 31, 2014 and were paid on January 16, 2015, when the market value of the underlying stock was $10.78. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were 125,794, 75,829, 16,701, 15,746 and 18,987, respectively.

Pension Benefits Table
The following table sets forth information with respect to the Advantica Pension Plan (the “Pension Plan”) and ancillary plan, which provide for payments or other benefits to Mr. Flemming at, following, or in connection with his retirement. The other named executive officers do not participate in the Pension Plan or ancillary plan because the plans were frozen to new participants on January 1, 2000.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Timothy E. Flemming	The Advantica Pension Plan	10	$384,694	$—
______________

(1)
Of the amounts in this column, $73,665 represents the amounts of the present value of accumulated benefits in the Pension Plan and $311,029 represents the amounts of the present value of accumulated benefits in the ancillary plan for Mr. Flemming.

The Pension Plan is a noncontributory tax qualified defined benefit retirement plan maintained by the Company. As of December 31, 1999, no new participants were allowed into the Pension Plan and, as of December 31, 2004, all benefit accruals were frozen. During the period between December 31, 1999 and 2004, all pension benefit accruals for a select group of management and highly compensated employees were earned under a non-qualified ancillary plan, which provided for benefits restricted by the limits on benefits and compensation under the Code. As a result of these events, Mr. Flemming is the only named executive officer who participates in the Pension Plan and ancillary plan, and he has not accrued any benefit under the plans after December 31, 2004.
The table above shows the estimated annual benefits for a single life annuity that could be payable under the Pension Plan and the ancillary plan upon a person’s normal retirement at age 65. Details on the assumptions made in the valuation of these awards can be found in Note 11 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 13, 2015.
Under the Pension Plan, a participant’s annual retirement benefit at normal retirement age is calculated by multiplying the number of years of participation in the Pension Plan (not to exceed 35 years, and not including years after 1999 for highly compensated participants or years after 2004 for other participants) by the sum of: (i) 1 % of the average compensation (which generally consists of base salary and any year-end bonus) paid during 60 consecutive calendar months chosen to produce the highest average (the “Average Compensation”) plus (ii) an additional 0.5 % of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Pension Plan benefits are normally paid in the form of a life annuity or, if the retiree is married, a joint and survivor annuity.
Employees may retire as early as age 55 with 5 years of service. Employees with age and service equaling or exceeding 85 and who are within 5 years of the normal retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of 3 % in accrued benefits for the first 5 years prior to normal retirement date and 6 % for the next 5 years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced. Retirement benefits are fully vested after a participant completes 5 years of service.
Nonqualified Deferred Compensation Table
The following table sets forth information with respect to the Company’s Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY (3)
John C. Miller	$151,050	$45,315	$39,374	$—	$763,689
F. Mark Wolfinger	$29,892	$29,892	$16,853	$—	$348,034
Christopher D. Bode	$—	$—	$—	$—	$—
Stephen C. Dunn	$42,134	$14,392	$32,287	$—	$734,848
Timothy E. Flemming	$15,772	$15,772	$5,858	$—	$223,216
_____________

(1)	Amounts in this column are reported as 2014 compensation in the Salary column of the Summary Compensation Table.

(2)	Amounts included in this column are reported as 2014 compensation in the All Other Compensation column of the Summary Compensation Table.

(3)
Aggregate balances as of December 31, 2014 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2014: $415,979 for Mr. Miller, $351,475 for Mr. Wolfinger, $46,039 for Mr. Dunn and $28,242 for Mr. Flemming.

The Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.
Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. The Company will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.
The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.
Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.
The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in two to five annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.
As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following separation from service.

Summary of Termination Payments and Benefits
In 2014, Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company.
The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger, Bode, Dunn and Flemming would have received if they had terminated employment at the close of business on December 31, 2014. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	John C. Miller	F. Mark Wolfinger	Christopher D. Bode	Stephen C. Dunn	Timothy E. Flemming
Reason for Termination:

By Company Without Cause; By Executive for Good reason
Cash Severance(1)	$750,000	$525,000	$330,000	$300,000	$335,000
Health & Welfare Continuation (estimated)(2)	16,812	13,599	16,812	16,812	5,912
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000	20,000
Total	$786,812	$558,599	$366,812	$336,812	$360,912

Death or Disability
Accelerated 2013 Performance Award(4)	1,470,163	528,067	155,443	161,467	185,784
Accelerated 2014 Performance Award(4)	1,172,068	400,769	125,003	125,003	135,307
Total-Death or Disability	$2,642,231	$928,836	$280,446	$286,470	$321,091

Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)
Cash Severance(1)	$3,000,000	$1,995,000	$1,056,000	$960,000	$1,072,000
Health & Welfare Continuation (estimated)(2)	33,623	27,197	33,623	33,623	11,824
Accelerated 2013 Performance Award(4)	2,205,245	792,100	233,164	242,200	278,675
Accelerated 2014 Performance Award(4)	3,516,202	1,202,306	375,008	375,008	405,921
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000	20,000
Estimated Code Section 280G "Cut-Back" to Avoid Excise Tax(5)	—	—	—	(382,611)	—
Total	$8,775,070	$4,036,603	$1,717,795	$1,248,220	$1,788,420
____________

(1)
Reflects severance payments pursuant to the Severance Plan consisting of salary continuation for 12 months, or a lump sum payment equal two times base salary and target bonus in the event of termination within two years of a change in control.

(2)
Reflects a payment pursuant to the Severance Plan equal to the cost of providing continued health and welfare benefits for a period of 12 months following termination, or a period of 24 months following termination within two years of a change in control.

(3)	Executives are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.

(4)
2013 and 2014 performance shares vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the performance shares vest on a pro rated basis based upon actual performance.

(5)
The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Director Compensation Table
The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2014.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Gregg R. Dedrick	$95,000	$74,998	$169,998
José M. Gutiérrez	—	$154,995	$154,995
George W. Haywood	$80,000	$74,998	$154,998
Brenda J. Lauderback	$90,000	$74,998	$164,998
Robert E. Marks	$100,000	$74,998	$174,998
Louis P. Neeb	$80,000	$74,998	$154,998
Donald C. Robinson	$75,000	$74,998	$149,998
Debra Smithart-Oglesby	$130,000	$129,998	$259,998
Laysha Ward	$75,000	$74,998	$149,998
_________

(1)
Under the current director compensation program, which became effective January 1, 2014, each non-employee director of Denny’s Corporation receives an annual cash retainer of $75,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year), except for the Board Chair whose annual cash retainer for 2014 was $130,000. Mr. Gutiérrez elected to receive deferred stock units in lieu of his annual cash retainer. Mr. Dedrick, Chair of the Compensation Committee, Ms. Lauderback, Chair of the Corporate Governance Committee and Mr. Marks, the Chair of the Audit Committee, received additional annual retainers of $15,000, $15,000 and $20,000, respectively, for their service as committee chairs. As members of the Audit Committee, Messrs. Dedrick, Gutiérrez, Haywood, Marks and Neeb each received an additional annual retainer of $5,000 due to the additional number of regularly scheduled meetings.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) awarded to directors pursuant to our 2012 Omnibus Plan. Under the current director compensation package, except for the Board Chair who receives an annual award of $130,000, each director receives an annual award of $75,000. The aggregate number of DSUs and restricted stock units ("RSUs") held as of December 31, 2014 for Messrs. Dedrick, Gutiérrez and Haywood, Ms. Lauderback, Messrs. Marks, Neeb and Robinson and Mss. Smithart-Oglesby and Ward were 26,516, 54,227, 55,044, 132,346, 137,414, 112,058, 122,121, 178,663 and 85,977, respectively. The aggregate number of stock options held as of December 31, 2014 for Mr. Marks and Ms. Smithart-Oglesby were 56,700 and 56,700, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom any of such reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 2014) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for the fiscal year ended December 31, 2014.

RELATED PARTY TRANSACTIONS
During the Company’s last fiscal year, there were no transactions that occurred or relationships that existed between the Company and its directors, director nominees, executive officers, 5% stockholders or their respective immediate family members that require disclosure under SEC regulations.
The Company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
CODE OF ETHICS
Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.
The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the code.
OTHER MATTERS
Expenses of Solicitation
The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting
In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
2016 Stockholder Proposals
In order for stockholder proposals intended to be presented at the year 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 11, 2015. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2016 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 21, 2016 and no later than March 22, 2016 (i.e., no more than 90 days and no less than 60 days prior to May 21, 2016, the first anniversary of the Annual Meeting). In the event that the date of the 2016 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.
Electronic Access to Future Proxy Materials and Annual Reports
Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.

Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.
FORM 10-K
A copy of the Company’s Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A
DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Fiscal Year Ended
(In thousands)	12/31/2014	12/25/2013	12/26/2012
Net income	$32,725	$24,572	$22,309
Provision for income taxes	16,036	11,528	12,785
Operating (gains), losses and other charges, net	1,270	7,071	482
Other nonoperating expense (income), net	(612)	1,139	7,926
Share-based compensation	5,846	4,852	3,496
Adjusted Income Before Taxes(1)	$55,265	$49,162	$46,998

Interest expense, net	9,182	10,282	13,369
Depreciation and amortization	21,218	21,501	22,304
Cash payments for restructuring charges and exit costs	(2,036)	(2,806)	(3,781)
Cash payments for share-based compensation	(1,083)	(1,243)	(952)
Adjusted EBITDA(1)	$82,546	$76,896	$77,938

Cash interest expense, net	(8,139)	(9,084)	(11,553)
Cash paid for income taxes, net	(3,802)	(2,777)	(2,034)
Cash paid for capital expenditures	(22,076)	(20,798)	(15,586)
Free Cash Flow(1)	$48,529	$44,237	$48,765

Net Income Reconciliation	Fiscal Year Ended
(In thousands)	12/31/2014	12/25/2013
Net income	$32,725	$24,572
(Gains) losses on sales of assets and other, net	(112)	(66)
Impairment charges	401	5,748
Loss on debt refinancing	—	1,187
Tax effect(2)	(95)	(2,191)
Adjusted Net Income(1)	$32,919	$29,250

Diluted weighted-average shares outstanding	88,355	92,903

Adjusted Net Income Per Share(1)	$0.37	$0.31
____________

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the year ended December 31, 2014 are calculated using the Company’s year-to-date effective tax rate of 32.9%. Tax adjustments for the year ended December 25, 2013 are calculated using the Company’s year-to-date effective tax rate of 31.9%.

A-1

Notice of Annual Meeting and Proxy Statement
Annual Meeting of Stockholders to be held May 21, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

As a stockholder of Denny's Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 20, 2015. The 2015 Proxy Statement and the 2014 Annual Report of Denny's Corporation are available at:
http//www.cstproxy.com/dennys/2015

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

DENNY'S CORPORATION
203 East Main Street, Spartanburg, SC 29319

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

The Board of Directors recommends a vote "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

1. Election of (10) directors.

Nominees:

Nominee	FOR	AGAINST	ABSTAIN
01 Gregg R. Dedrick	☐	☐	☐
02 José M. Gutiérrez	☐	☐	☐
03 George W. Haywood	☐	☐	☐
04 Brenda J. Lauderback	☐	☐	☐
05 Robert E. Marks	☐	☐	☐
06 John C. Miller	☐	☐	☐
07 Donald C. Robinson	☐	☐	☐
08 Debra Smithart-Oglesby	☐	☐	☐
09 Laysha Ward	☐	☐	☐
10 F. Mark Wolfinger	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny's Corporation and its subsidiaries for the year ending December 30, 2015.	☐	☐	☐
3. An advisory resolution to approve the executive compensation of the Company.	☐	☐	☐

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2015.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Access to Denny's Corporation stockholder account information and other stockholder services are available on the Internet!

Visit Continental Stock Transfer's website at

www.continentalstock.com

for their Internet Shareholder Service - ContinentaLink

Through this service, stockholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At "ContinentaLink" on the right side of the home page, select "Shareholder Log In." From there, you can either "View a Sample Account" or you can sign-up (choose "First Time Visitor" then "New Member Sign-Up"). Guidance is provided on the website.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY'S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny's Corporation held of record by the undersigned on March 24, 2015 at the Annual Meeting of Stockholders to be held on May 21, 2015 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)